Exhibit 23.1

30 Old Bailey
London EC4M 7AU
United Kingdom

Tel: +44 (0) 20 7063 4000
www.mazars.co.uk

Consent of Independent Registered Public Accounting Firm

The board of directors

Midatech Pharma Plc

Caspian Point

Caspian Way

Cardiff

CF10 4DQ

United Kingdom

The Board of Directors of Midatech Pharma Plc

We consent to the inclusion in this Registration Statement on Form F-1, of our audit report dated April 25, 2022 on the consolidated statements of financial position of Midatech Pharma Plc (the “Company”) and its subsidiaries as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, which appears in this Registration Statement of the Company and its subsidiaries. Our report contains a material uncertainty paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Mazars LLP

Mazars LLP

London, United Kingdom

8 March 2023

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73